UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
March 11, 2020
Date of Report (date of earliest event reported)

Fox Factory Holding Corp.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-36040	26-1647258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
6634 Hwy 53
Braselton, GA 30517
(Address of Principal Executive Offices) (Zip Code)
(831) 274-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FOXF	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
Amended and Restated Credit Agreement
On March 11, 2020, Fox Factory Holding Corp., a Delaware corporation (the “Company”), amended and restated its existing credit agreement (as amended and restated, the “Amended and Restated Credit Agreement”), among the Company, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer (the “Agent”), and a group of lenders (collectively, the “Lenders”). The Amended and Restated Credit Agreement, among other things, provides for revolving loans, swing line loans and letters of credit up to an aggregate amount of $250 million (the “Revolving Credit Facility”) and a term loan in an aggregate amount of $400 million (the “Term Loan Facility”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended and Restated Credit Agreement.
On the Closing Date, the Company borrowed a total of $400 million under the Term Loan Facility, which was used, in part, to finance the Transactions, as further described in Item 2.01 of this Current Report on Form 8-K, and for other general corporate purposes. On the Closing Date, the Company borrowed $42 million under the Revolving Credit Facility, which was used for general corporate purposes. Future advances under the Revolving Credit Facility will be used to finance working capital, capital expenditures and other general corporate purposes of the Company.
The Term Loan Facility must be repaid in quarterly installments commencing on the ending date of the second fiscal quarter of 2020 and continuing on the ending date of each fiscal quarter thereafter until March 11, 2025, which is the maturity date of the Term Loan Facility. To the extent not previously paid, all then-outstanding amounts under the Revolving Credit Facility are due and payable on the maturity date of the Revolving Credit Facility, which is also March 11, 2025.
The Amended and Restated Credit Agreement includes customary representations, warranties, covenants and events of default. The Amended and Restated Credit Agreement also requires the Company to maintain, as of the end of each fiscal quarter (commencing with the fiscal quarter ending April 3, 2020), a leverage ratio not to exceed 3.75 to 1.00, increasing to 4.00 to 1.00 after the consummation of certain permitted acquisitions, and a fixed charge coverage ratio of not less than 1.50 to 1.00.
The Company may borrow, prepay and re-borrow principal under the Revolving Credit Facility from time to time during its term. Advances under the Revolving Credit Facility can be either Eurodollar rate loans or base rate loans. Eurodollar rate revolving loans bear interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the London Interbank Offered Rate plus a margin ranging from 1.00% to 1.75%. Base rate revolving loans bear interest on the outstanding principal amount thereof at a rate per annum equal to the highest of (i) Federal Funds rate plus 0.50%, (ii) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”, and (iii) Eurodollar rate plus 1.00%, subject to the interest rate floors set forth therein, plus a margin ranging from 0% to 0.75%.
The Company will pay to the Agent on a quarterly basis, for the account of each Lender in accordance with its applicable percentage of the Revolving Loan Commitment, a commitment fee equal to the product of (i) a rate ranging from 0.20% to 0.35% per annum, based on its consolidated net leverage ratio, times (ii) the actual daily amount by which the Revolving Loan Commitment exceeds the sum of (A) the outstanding amount of revolving loans plus (B) the outstanding amount of letter of credit obligations, subject to adjustment. The Company will pay to the Agent on a quarterly basis, for the account of each Lender in accordance with its applicable percentage of the Revolving Loan Commitment, a letter of credit fee equal to a rate ranging from 1.00% to 1.75%, based on its consolidated net leverage amount, times the daily amount available to be drawn under such letters of credit.
The obligations of the Company, among others, under the Amended and Restated Credit Agreement are secured by an Amended and Restated Guaranty and Security Agreement, dated as of March 11, 2020, by the Company and certain of its subsidiaries identified therein, in favor of the Agent for the benefit of the Lenders and the other Secured Parties (the “Security Agreement”). The Company and its domestic subsidiaries, including all of the Company’s and its domestic subsidiaries’ equity interests in their domestic subsidiaries, secured the Revolving Credit Facility and the Term Loan Facility by substantially all of their assets.

Upon the occurrence of an event of default under the Credit Agreement, the Revolving Loan Commitment may be terminated, and all outstanding revolving loans, term loans and other obligations under the Credit Agreement may become immediately due and payable and any letters of credit then outstanding may be required to be cash collateralized, and the Agent and the Lenders may exercise any rights or remedies available to them under the Amended and Restated Credit Agreement, the Security Agreement or any other documents delivered in connection therewith. Any such event may materially impair the Company’s ability to conduct its business.
The foregoing summary of the material terms and conditions of the Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete text of the Amended and Restated Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
As previously reported on the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 12, 2020, the Company entered into a commitment letter (the “Commitment Letter”), dated as of February 11, 2020, with the Agent and BofA Securities, Inc. (“BofA Securities” and, together with the Agent, “BofA”), pursuant to which BofA committed to provide an amendment to and syndication of the Company’s existing $250 million revolving credit facility to include a new $300 million term loan facility. On March 11, 2020, the Commitment Letter terminated in its entirety as a result of the Company entering into the Amended and Restated Credit Agreement. The foregoing description of the Commitment Letter is qualified in its entirety by reference to the full text of the Commitment Letter, which was filed as Exhibit 10.28 to the Annual Report on Form 10-K filed by the Company with the SEC on March 3, 2020, and is incorporated herein by reference.
Section 2 Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.
As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on February 12, 2020, Fox Factory, Inc., a California corporation (the “Purchaser”) and wholly owned subsidiary of the Company, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of February 11, 2020, with Southern Rocky Holdings, LLC, a Delaware limited liability company (the “Seller”), and SCA Performance Holdings, Inc., a Delaware corporation (the “Target”). A copy of the Stock Purchase Agreement was included as Exhibit 10.27 to the Annual Report on Form 10-K filed by the Company with the SEC on March 3, 2020 and is incorporated herein by reference.
On March 11, 2020, the Company, through the Purchaser, completed its acquisition of all of the outstanding equity interests of the Target from the Seller (the “Transaction”) pursuant to the terms and conditions of the Stock Purchase Agreement. As a result of the consummation of the Stock Purchase Agreement, on March 11, 2020, the Company, through the Purchaser, paid to the Seller approximately $328 million, excluding vehicle inventory and $13 million of contingent, performance-based retention incentives for key management of the Target payable over the next two years. The purchase price is subject to certain adjustments, including funding escrow accounts, described in the Stock Purchase Agreement. The proceeds from the Amended and Restated Credit Agreement were used, in part, to finance the Transaction, as further described in Item 1.01 of this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Section 9 Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
To the extent required by this Item, financial statements relating to the Transaction referenced in Item 2.01 above will be filed in an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this report is due.
(b) Pro Forma Financial Information
To the extent required by this Item, pro forma financial information relating to the Transaction referenced in Item 2.01 above will be filed in an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this report is due.
(d) Exhibits
The following exhibits are furnished herewith:

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement, among Fox Factory Holding Corp., Bank of America, N.A. and other financial institutions party thereto, dated March 11, 2020
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fox Factory Holding Corp.
Date:	March 16, 2020	By:	/s/ Michael C. Dennison

Michael C. Dennison
Chief Executive Officer